DATED November 9, 2015
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-195039
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 1.800% NOTES DUE 2018

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 1.800% Notes Due 2018
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date:	November 9, 2015
Settlement Date (Original Issue Date):	November 13, 2015
Maturity Date:	November 13, 2018
Principal Amount:	$500,000,000
Price to Public (Issue Price):	99.907%
Dealers’ Commission:	0.250% (25 basis points)
All-in-price:	99.657%
Pricing Benchmark:	UST 0.875% Notes due October 15, 2018
UST Spot (Yield):	1.232%
Spread to Benchmark:	+ 60 basis points (0.60%)
Yield to Maturity:	1.832%
Net Proceeds to Issuer:	$498,285,000
Coupon:	1.800%
Interest Payment Dates:	Interest will be paid semi-annually on the 13th of May and November of each year, commencing May 13, 2016 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.36%)
Citigroup Global Markets Inc. (23.36%)
J.P. Morgan Securities LLC (23.36%)
Co-Managers:	BBVA Securities Inc. (2.72%)
BNY Mellon Capital Markets, LLC (2.72%)
Commerz Markets LLC (2.72%)
Deutsche Bank Securities Inc. (2.72%)
ING Financial Markets LLC (2.72%)
KBC Securities USA, Inc. (2.72%)
Lloyds Securities Inc. (2.72%)
RBC Capital Markets, LLC (2.72%)
SG Americas Securities, LLC (2.72%)
Standard Chartered Bank (2.72%)
TD Securities (USA) LLC (2.72%)
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Billing and Delivery Agent:	J.P. Morgan Securities LLC
CUSIP:	14912L6M8
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Citigroup Global Markets Inc. toll free at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.